EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

PSQ Holdings, Inc., as Buyer

and

Tandym, Inc., as Seller

dated as of

November 7, 2025

TABLE OF CONTENTS

ARTICLE I Purchase and Sale		1
1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	1
1.3	No Liabilities/Assumption of Certain Liabilities	1
1.4	Purchase Price	2
1.5	Closing Price Per Share	2
1.6	Holdback	2
1.7	Allocation of Purchase Price	2
1.8	Withholding Tax	3
1.9	Legend	3
ARTICLE II Closing		3
2.1	Closing	3
ARTICLE III Representations and warranties of seller		4
3.1	Organization and Authority of Seller; Enforceability	4
3.2	No Conflicts; Consents	4
3.3	Title to Purchased Assets	4
3.4	Condition of Assets; Sufficiency of Assets	4
3.5	Intellectual Property	5
3.6	Contracts	10
3.7	Permits	10
3.8	Compliance With Laws	10
3.9	Legal Proceedings; Governmental Orders	10
3.10	Brokers	10
3.11	Taxes	11
3.12	Solvency; Fraudulent Conveyance	11
3.13	Full Disclosure	11
3.14	Investment Representations	11

i

ARTICLE IV Representations and warranties of buyer		13
4.1	Organization and Authority of Buyer; Enforceability	13
4.2	No Conflicts; Consents	13
4.3	Legal Proceedings	13
4.4	Brokers	13
4.5	SEC Reports	13
ARTICLE V Covenants		14
5.1	Conduct of the Business Prior to Closing	14
5.2	Public Announcements	15
5.3	Bulk Sales Laws	16
5.4	Transfer Taxes	16
5.5	Further Assurances	16
5.6	Confidentiality	16
5.7	Personal Information	16
5.8	Closing Conditions	16
ARTICLE VI Closing Conditions		16
6.1	Conditions and Obligations of All Parties	16
6.2	Conditions and Obligations of Buyer	17
6.3	Conditions and Obligations of Seller	18
ARTICLE VII Indemnification		19
7.1	Survival	19
7.2	Indemnification By Seller	20
7.3	Indemnification By Buyer	20
7.4	Holdback	21
7.5	Limits on Indemnification	21
7.6	Indemnification Procedures	22
7.7	Tax Treatment of Indemnification Payments	24
7.8	Effect of Investigation	24
7.9	Cumulative Remedies	24

ARTICLE VIII Termination		24
8.1	Termination	24
8.2	Effect of Termination	25
ARTICLE IX Miscellaneous		25
9.1	Expenses	25
9.2	Notices	26
9.3	Headings	26
9.4	Severability	26
9.5	Entire Agreement	27
9.6	Successors and Assigns	27
9.7	No Third-Party Beneficiaries	27
9.8	Amendment and Modification	27
9.9	Waiver	27
9.10	Governing Law	27
9.11	Submission to Exclusive Jurisdiction	27
9.12	Waiver of Jury Trial	28
9.13	Specific Performance	28
9.14	Interpretation	28
9.15	Counterparts	28

EXHIBIT LIST

Exhibit A – Bill of Sale

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Intellectual Property Assignment

Exhibit D – Form of Lock-Up Agreement

Exhibit E – Form of Escrow Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 7, 2025 is entered into by and between PSQ Holdings, Inc., a Delaware corporation (“Buyer”) and Tandym, Inc., a Delaware corporation (“Seller”). Seller and Buyer are referred to herein as the “Parties”, and each, a “Party”.

RECITALS

A.             Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein; and

B.             The Parties intend that the transaction contemplated by this Agreement shall not be treated as a “business combination” for U.S. federal income tax purposes, and the Parties expressly do not intend for this transaction to qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended, or any similar provision of applicable tax laws, and shall take all actions necessary to ensure that the transaction is not treated as a business combination for such tax purposes.

The parties hereto agree as follows:

ARTICLE I

Purchase and Sale

1.1            Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in the assets set forth on Section 1.1 of the disclosure schedules (“Disclosure Schedules”) attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance of any kind (each an “Encumbrance”).

1.2            Excluded Assets. Notwithstanding the foregoing, the Purchased Assets do not include any of the assets set forth on Section 1.2 of the Disclosure Schedules (the “Excluded Assets”).

1.3            No Liabilities/Assumption of Certain Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and pay, perform, and discharge the liabilities and obligations set forth on Section 1.3 of the Disclosure Schedules (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer does not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, including for the avoidance of doubt, any Reimbursed Seller Liabilities (as defined in Section 1.3 of the Disclosure Schedules) in excess of $1,000,000 in aggregate. For purposes of this Agreement, “Excluded Liabilities” include, without limitation: any obligations or liabilities that are not Assumed Liabilities, including any obligations or liabilities relating to or arising out of any payments to Seller, whether in connection with the transactions contemplated hereby, any appraisal, dissenters’ or similar rights, or otherwise, and whether arising prior to, on or after the Closing Date.

1.4            Purchase Price. The aggregate purchase price for the Purchased Assets is $6,750,000 (the “Purchase Price”), which is comprised of: (a) stock consideration of $5,750,000 calculated in accordance with Section 1.5 (the “Stock Consideration”); plus (b) an amount in cash up to $1,000,000 to provide reimbursement for the Reimbursed Seller Liabilities (as defined in Section 1.3 of the Disclosure Schedules); minus (c) the Holdback Consideration. Buyer shall issue, or cause to be issued, the Stock Consideration to Seller (or its designees) in book-entry form or via electronic transfer through Buyer’s transfer agent, subject to applicable securities laws and regulations, and delivered to Seller on the Closing Date. Buyer shall pay the Reimbursed Seller Liabilities in cash to Seller, or such recipient as designated by Seller, at the Closing, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth for Seller and each applicable recipient in Section 1.4 of the Disclosure Schedules. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Florida are authorized or required by law to close.

1.5            Closing Price Per Share. The term “Closing Price Per Share” means the closing price of the Class A Common Stock of Buyer (NYSE: PSQH), on a per share basis, as reported on the New York Stock Exchange on the Business Day immediately preceding the Closing Date. The number of Class A Common shares issuable under this Agreement equals the Stock Consideration divided by the Closing Price Per Share, rounded down to the nearest whole share. The calculation is as follows:

Stock Consideration	= Number of Shares issued at Closing
Closing Price Per Share

For illustrative purposes, if the Closing Price Per Share is $1.85, then the 3,108,108.11 Class A Common shares issuable will be rounded down to the nearest whole share, resulting in 3,108,108 shares of Class A Common Stock.

1.6            Holdback. The Buyer, in coordination with its transfer agent, will hold back and place into an escrow account under the Escrow Agreement the Stock Consideration as collateral for potential claims for indemnification from the Seller under this Agreement (the “Holdback Consideration”). The Buyer shall cause any portion of the Holdback Consideration not used to satisfy indemnification claims to be released to the Seller (or its designees) within ten Business Days following date that is 18 months from the Closing Date.

1.7            Allocation of Purchase Price. Seller and Buyer shall allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.7 of the Disclosure Schedules (the “Purchase Price Allocation”). Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

1.8            Withholding Tax. Buyer may deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts will be treated as delivered to Seller hereunder.

1.9            Legend. The certificates (or book entries, as applicable) representing the Stock Consideration may contain a legend in form acceptable to Buyer, including the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT: (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP PROVISION BETWEEN THE COMPANY AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP PROVISION.”

ARTICLE II

Closing

2.1            Closing. Subject to the provisions of this Agreement and the documents to be delivered hereunder, the closing of the transactions contemplated by this Agreement shall take place at the closing (the “Closing”), provided, all conditions set forth in ARTICLE VII have been satisfied or waived, other than conditions which, by their nature, are to be satisfied at Closing (or prior to the Drop Dead Date once all such conditions have been satisfied or waived) (the “Closing Date”), remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement is deemed to occur at 12:01 a.m. Eastern Time on the Closing Date. For the avoidance of doubt, the Parties confirm that the Closing Date shall not be before November 14, 2025, nor later than the Drop Dead Date.

ARTICLE III

Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. “Seller’s knowledge”, “knowledge of Seller” and any similar phrases means the actual or constructive knowledge of any director or officer of Seller, after due inquiry, which inquiry specifically includes consulting with current and former employees and contractors of Seller, as is appropriate.

3.1            Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

3.2            No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except as set forth on Section 3.2 of the Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.3            Title to Purchased Assets. Except as set forth on Section 3.3 of the Disclosure Schedules, Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

3.4            Condition of Assets; Sufficiency of Assets.

 (a)            The Purchased Assets are in good condition and are adequate for the uses to which they are being put, and none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Prior to the date hereof, Seller has not taken any actions, or failed to take any actions, that would materially impair or adversely affect the value, condition, or use of the Purchased Assets.

 (b)            The Purchased Assets are sufficient for the conduct of the business as described in the Offering Memorandum, dated on or around February 6, 2025 (the “CIM”) after the Closing in substantially the same manner as it was described in the CIM, and constitute all of the rights, property, and assets necessary to conduct such business as so described. None of the Excluded Assets are used in the business as described in the CIM.

3.5            Intellectual Property.

 (a)            “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing). “Purchased IP” means any and all Intellectual Property included in the Purchased Assets, the Technology, the Computer Systems, or the Software Documentation. “Technology” means, to the extent included in or otherwise relating to any of the Purchased Assets, all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, data sets, databases, designs, drawings, specifications, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing. “Computer System” means any of, or combination of, computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by the Seller in connection with any of the Purchased Assets. “Business Purpose” means (i) the features, functions, and other content described in the CIM as now set forth in Section 3.5(c) of the Disclosure Schedules, without regard to any disclaimer, safe harbor provision, terms and conditions, or other limitation set forth in or that are otherwise applicable to the CIM in any other setting, and (ii) the business operations, activities, and undertakings conducted by Seller, as conducted by Seller on or prior to September 23, 2024, including, without limitation, the sale of its branded payments suite services and payments software, and all related or ancillary activities customarily associated with such operations as they were conducted on or prior to such date. “Software Documentation” is all written information that describes and supports the Purchased Assets or any part or portion thereof, including without limitation, all user manuals or guides, technical documentation, architecture diagrams, code comments, specifications (including application programming interface (API) specifications), API guides, and all other supporting material needed to explain and use the Purchased Assets for the Business Purpose, including all such Software Documentation that is currently in use or has ever been used in connection with any of the Purchased Assets. “Confidential Information” means (x) the terms of this Agreement; and (y) any and all information, whether written or oral, concerning any Purchased Assets, Technology, Computer System or Seller’s development, acquisition, or use of any of the foregoing, except to the extent that the Seller can show that such information is generally available to and known by the public through no fault of Seller or any of their respective affiliates. “Open Source License” means license terms that: (A) license software or other material as “free software” or “open source software”; or (B) are, or are substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include without limitation all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License. “Personal Data” means (a) a natural person’s name, street address, telephone number, email address, photograph, passport number, credit card number, bank information, or account number; (b) any other piece of non-publicly available information that allows the identification of such natural person; and (c) any information defined as “personal data,” “personal information,” “personally identifiable information,” or any similar term under any applicable privacy laws, to the extent any of (a), (b) or (c) relate in any way to any Purchased Asset, Technology, or Computer System. “AI Inputs” means any and all data, content, or materials of any nature (including text, numbers, images, photos, graphics, video, audio, or computer code) used to train, validate, test, improve, or deploy any AI Technology. “AI Technology” means any and all machine learning, deep learning, and other artificial intelligence (“AI”) technologies that are (i) incorporated in; (ii) relied upon by; (iii) created from, trained using, or derived from; (iv) used in connection with; or (v) otherwise related to any Purchased IP, including statistical learning algorithms, models (including large language models), neural networks, and other AI tools or methodologies, all software implementations of any of the foregoing, and related hardware or equipment. “Business AI Products” means all products and services of the Seller that are currently offered, licensed, sold, distributed, hosted, or otherwise made commercially available by or on behalf of Seller that incorporate or employ any AI Technology. “Generative AI Tools” means AI Technology capable of generating various types of content (including text, images, video, audio, or computer code) based on user-supplied prompts.

 (b)            Section 3.5(b)(i) of the Disclosure Schedules lists all registrations and applications relating to any Intellectual Property included in the Purchased Assets (“Registered IP”) and separately lists each of the following: (A) all trade names and each unregistered trademark or service owned or exclusively licensed by the Seller; and (B) all Technology that has been developed or customized by or for, or is otherwise proprietary to, the Seller, to the extent that any of (A) or (B) form part of the Purchased Assets. Section 3.5(b)(ii) of the Disclosure Schedules specifically identifies those items of Purchased IP that are exclusively licensed to the Seller (if any). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP included in the Purchased Assets, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the Registered IP: (i) all such Registered IP is valid, subsisting and in full force and effect; and (ii) Seller has maintained all such Registered IP in good standing, paid all maintenance fees, and made all filings required to ensure that no such Registered IP will become abandoned and to maintain Seller’s ownership thereof. For all such Registered IP, Section 3.5(b)(i) of the Disclosure Schedules lists the jurisdiction where the application or registration is located, the application or registration number and the application or registration date.

 (c)            Seller owns all right, title and interest in, or has a valid license to use, the Purchased IP necessary to provide products and services that provide, incorporate, or otherwise embody any or all of the Business Purpose. The Purchased IP are sufficient to (i) perform the full scope of the Business Purpose and any portion thereof, and (ii) provide products and services that provide, incorporate, or otherwise embody any or all of the Business Purpose. Seller owns all right, title and interest in, or has a valid license to use, and will convey to Buyer as part of the Purchased Assets, all Software Documentation. The Software Documentation is sufficient for a software developer of ordinary skill and experience engaged by or for Buyer to modify, re-write, integrate, improve, de-bug, reverse engineer, and create derivative works from the Purchased Assets or any portion thereof in a manner that is (i) sufficient to perform the full scope of the Business Purpose and any portion thereof (ii) consistent with applicable industry standards, and (iii) consistent with reasonable expectations for a software developer of ordinary skill and experience that was directly involved with the initial development of the applicable portion of the Purchased Assets. Seller’s prior and current use of the Purchased Assets has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. Except as set forth in Section 3.5(c) of the Disclosure Schedules, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

 (d)            Section 3.5(d) of the Disclosure Schedules identifies under separate headings each Assigned Contract: (i) under which the Seller uses or licenses any Purchased IP from any person or entity, other than Assigned Contracts for generally available commercial software obtained for less than an average annual fee of $25,000 in the aggregate (the “Inbound IP Contracts”); (ii) under which the Seller has granted any person or entity any right or interest in any Purchased IP owned by or licensed to the Seller, other than Assigned Contracts for non-exclusive licenses to Seller’s end customers related to the Seller’s provision of its products and services to such end customers in the ordinary course of business (the “Outbound IP Contracts”); and (iii) any other Assigned Contract related to Intellectual Property, Technology, or Computer Systems to which the Seller is a party (such Assigned Contracts, together with the Inbound IP Contracts and Outbound IP Contracts, collectively the “IP Contracts”). Except for the Inbound IP Contracts and other than Assigned Contracts for generally available commercial software obtained for less than an average annual fee of $25,000 in the aggregate, the Seller does not owe any royalties or other payments to any other person or entity for the use of any Purchased IP. Each of the IP Contracts are valid, subsisting, and enforceable.

 (e)            The Seller has maintained commercially reasonable practices to protect the confidentiality of the Confidential Information (including any trade secrets included therein). Section 3.5(e) of the Disclosure Schedules lists required all employees and other persons or entities who have or have previously had access to the Confidential Information. Seller has caused all such employees, persons, and entities (with the exception of Otto Braun and Nick Trefilleti) to execute contracts requiring them to maintain the confidentiality of such Confidential Information and use such Confidential Information only for the benefit of the Seller (the “Confidential Information Agreements”). Excepting Otto Braun and Nick Trefilleti, all current and former employees, representatives, and contractors of the Seller who contributed to the creation or development of any Purchased IP or any Confidential Information relating thereto have executed contracts that contain a present assignment to the Seller all of such person’s or entity’s respective rights relating to such Purchased IP and such Confidential Information (the “Employee IP Agreements”). Seller has provided Buyer with true and complete copies of all applicable Confidential Information Agreements and the Employee IP Agreements, as well as true and complete copies of the standard form(s) or template(s) used therefore. Each of the Confidential Information Agreements and the Employee IP Agreements are valid, subsisting, and enforceable.

(f)            The Seller has implemented, and maintains, commercially reasonable disaster recovery procedures for all of its Computer Systems that contain information or data regarding or otherwise relate to the Purchased Assets. None of the Purchased Assets or any of Seller’s products or services relating thereto includes, relies on, or is otherwise subject to any Open Source License that would require: (i) the divulgement to any person or entity of any source code or trade secret; (ii) Buyer or Seller granting a license to any Technology or Intellectual Property including for the purpose of creating derivative works; or (iii) Buyer or Seller granting a license to any person or entity to redistribute any Technology or Intellectual Property without commercially reasonable remuneration to Buyer. Other than as set forth in Section 3.5(f) of the Disclosure Schedules, no source code for any Purchased IP has been delivered, licensed or made available to any escrow agent or other person or entity who is not, as of the Closing Date, an employee of the Seller, and the Seller is not under any obligation (conditional or otherwise) to do so. The Seller has adopted and maintains commercially reasonable security policies with respect to the Purchased Assets, Technology, and Computer Systems, including technical, administrative, and physical safeguards designed to: (i) protect the security and integrity of Personal Data and Confidential Information stored, transmitted, processed, or otherwise possessed by Seller; and (ii) prevent the unauthorized use, access, alteration, destruction, or disclosure of such Personal Data and Confidential Information. The Seller has taken commercially reasonable steps to protect against the existence of (i) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any Purchased IP; and (ii) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use of any Purchased IP (collectively, “Malicious Code”). No Purchased IP has experienced any material bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, violation of any such security policy adopted or maintained by the Seller, or other material issue related to any Malicious Code, and, there has been no unauthorized or illegal use of or access to any Confidential Information or Purchased IP. Seller has not suffered, discovered or been notified of any (i) unauthorized acquisition, use disclosure, processing, access to, or breach of any Confidential Information or Personal Data that: (A) constitutes a breach or a data security incident under applicable laws or regulations relating to data security or privacy; or (B) materially compromises (individually or in the aggregate) the security or privacy of such Personal Data; or (ii) security breaches adversely impacting the operation of Technology or Computer Systems. Seller has not filed a material claim for coverage relating to any data security or privacy matter that: (i) relates in any way to any Purchased Asset, Technology, or Computer System; and (ii) is or was covered under an insurance policy issued to, or on behalf of, Seller. There has been no unauthorized access to or use of any Personal Data or other Confidential Information.

(g)            The Seller has complied with all laws and regulations applicable in any way to any Purchased Assets, Technology, or Computer Systems, including any Personal Data collected or processed by or on behalf of Seller. The Seller is not aware of any unauthorized access to, or use of, any such Personal Data. Seller has taken commercially reasonable measures to, and required any person or entity processing Personal Data on behalf of Seller to, protect the security, integrity, legality, confidentiality and availability of all Personal Data and all processing thereof. Seller has not been subject to or received written notice of any claim regarding a violation of any laws or regulations related to data security or privacy, and no such claim is pending or threatened in writing against Seller. The performance of the transactions contemplated by this Agreement will not result in the violation of any laws or regulations relating to data security or privacy. Seller is not transferring to Buyer any Personal Data that is, or has ever been, unencrypted and has removed all such Personal Data from the Purchased Assets prior to Closing.

(h)            Section 3.5(h) of the Seller Disclosure Schedules sets forth a correct, current, and complete list of all Business AI Products, as well as any other proprietary AI Technology used in or related to any Purchased Asset, Technology, or Computer System (collectively, “Business AI”). Section 3.5(h) of the Seller Disclosure Schedules sets forth a correct, current, and complete list and description of all AI Inputs used in and material to the development, operation, or improvement of any Business AI. Seller has: (i) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise has all rights, in each case as required under applicable laws and regulations, to collect and use all such AI Inputs in connection with the Purchased Assets, Technology, or Computer Systems (as applicable); and (ii) complied with all use restrictions and other requirements of any license, consent, permission, or other contract and any website terms of use, terms of service, or other terms governing Seller’s collection and use of such AI Inputs, including the extraction of AI Inputs using web scraping, web harvesting, or similar software. Seller has: (i) implemented procedures to: (A) ensure that any AI Technology incorporated in or used in the development, operation, or improvement of any Business AI is reproducible in a manner consistent with industry standard procedures; and (B) enable similar or equivalent AI Technology to be developed, retrained, or improved; and (ii) maintained a technical description of any neural networks used in or with any Business AI that is sufficiently detailed to enable data scientists, engineers, and programmers reasonably skilled in the development of AI Technology to retrain, debug, and improve such neural networks in the ordinary course. Section 3.5(h) of the Seller Disclosure Schedules sets forth a correct, current, and complete list of all Generative AI Tools used by Seller and, for any such Generative AI Tool owned or controlled by any other person or entity, the license or other contract governing the Seller’s use thereof. Seller has not: (i) used any Generative AI Tools (whether owned or controlled by Seller or any other person or entity) in a manner that does, will, or could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any Purchased IP or any material content or other output created by such Generative AI Tools that Seller intended to maintain as proprietary; (ii) included any trade secrets (including source code) or other confidential and proprietary information in any prompts or inputs into any Generative AI Tool owned or controlled by any other person or entity (other than Seller); or (iii) used any Generative AI Tool in a manner that does not comply with the applicable license or other contract terms. Seller has implemented and is in material compliance with industry standard policies and procedures for the ethical and responsible use of AI Technology, including for: (i) developing and implementing AI Technology in a way that promotes transparency, accountability, and human interpretability; (ii) identifying and mitigating bias in AI Inputs and the Business AI; and (iii) management oversight and approval of employees’ and contractors’ collection and use of AI Inputs and development and implementation of AI Technology, including use of Generative AI Tools; and (iv) compliance with all laws applicable to Seller’s development and implementation of AI Technology (collectively, “Business AI Policies”). Except as set forth in Section 3.5(h) of the Disclosure Schedules, there has been no notice, complaint, claim, proceeding, litigation, inquiry, audit, investigation, or other action by any governmental authority or other person or entity: (A) alleging that any AI Inputs used in the development, training, improvement, or testing of any Business AI was falsified, biased, untrustworthy, or manipulated in an unethical or unscientific way; or (B) otherwise concerning any Business AI Product or Seller’s development or implementation of AI Technology.

3.6            Contracts.

 (a)           Section 3.6(a) of the Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect.

 (b)           Section 3.6(b) of the Disclosure Schedule includes each contract related to the Purchased Assets, but not included as a Purchased Asset.

3.7            Permits. Section 3.7 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights (each, a “Permit”) obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). All Permits required for Seller to conduct the business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

3.8            Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state, and local and foreign laws and regulations applicable to ownership and use of the Purchased Assets.

3.9            Legal Proceedings; Governmental Orders.

(a)            Except as set forth in Section 3.9(a) of the Disclosure Schedules, there is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)            Except as set forth in Section 3.9(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting Seller. For purposes of this Agreement, “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority in any jurisdiction.

3.10         Brokers. Except as set forth in Section 3.10 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.11         Taxes. Except as set forth in Section 3.11 of the Disclosure Schedules:

(a)            All tax returns required to be filed by Seller for any pre-Closing tax period have been, or will be, timely filed. Such tax returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any tax returns) have been, or will be, timely paid.

(b)            No extensions or waivers of statutes of limitations have been given or requested with respect to any taxes of Seller.

(c)            There are no Encumbrances for taxes upon any of the Purchased Assets nor, to Seller’s knowledge, is any taxing authority in the process of imposing any Encumbrances for taxes on any of the Purchased Assets (other than for current taxes not yet due and payable).

(d)            Seller is not a “foreign person” as that term is used in the I.R.S. Treasury Regulations Section 1.1445-2.

3.12          Solvency; Fraudulent Conveyance. Immediately after giving effect to the transactions contemplated by this Agreement, each of Seller and its subsidiaries (if any) will be solvent and all of its debts will be paid in accordance with Section 1.3 of Disclosure Schedules. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of any of Seller and its subsidiaries. In connection with the transactions contemplated hereby, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.13          Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.14          Investment Representations.

(a)            Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). Seller shall furnish any additional information reasonably requested by Buyer to assure compliance with applicable securities laws in connection with the issuance of the Stock Consideration.

(b)            Seller has such knowledge, skill, and experience in business, financial, and investment matters as to be capable of evaluating the merits and risks of an investment in the Stock Consideration. With the assistance of his, her or its own professional advisors, to the extent it deems appropriate, Seller has made his, her or its’ own legal, tax, accounting, and financial evaluation of the merits and risks of the investment in the Stock Consideration and the consequences of this Agreement. Seller has considered the suitability of the Stock Consideration as an investment in light of its own circumstances and financial condition and is able to bear the economic risks of the investment, including a complete loss of the investment.

(c)            Seller is acquiring the Stock Consideration solely for his, her, or its own beneficial account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution in violation of the Securities Act or applicable state securities laws. Seller understands that the Stock Consideration has not been registered under the Securities Act or any state securities laws and are being issued in reliance upon exemptions from registration, including Regulation D, and that Buyer is relying upon the representations and warranties set forth herein to determine the availability of such exemptions.

(d)            Seller understands that the Stock Consideration constitutes of “restricted securities” under applicable federal securities laws and that such securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that Buyer has no obligation to register the Stock Consideration or to take any action to make an exemption from registration available (including under Rule 144). Seller understands he, she, or it must bear the economic risk of its investment in the Stock Consideration for an indefinite period of time.

(e)            Seller is familiar with the business, financial condition, and operations of Buyer and has had access to such information as it deems necessary to make an informed investment decision with respect to the acquisition of the Stock Consideration. Seller has had the opportunity to ask questions of, and receive answers from, Buyer concerning the terms and conditions of the issuance of the Stock Consideration and to obtain any additional information necessary to verify the accuracy of such information.

(f)            Seller is not relying upon any communication (written or oral) of Buyer or its affiliates as investment or tax advice or as a recommendation to acquire the Stock Consideration. Seller understands that Buyer has made no representation regarding the legality of an investment in the Stock Consideration under applicable laws or regulations and has made its own independent decision that the investment in the Stock Consideration is suitable and appropriate for it.

(g)            Seller acknowledges that any certificates or book-entry statements representing the Stock Consideration will bear a legend (or electronic notation) referring to the restrictions on transfer described herein, and that Buyer will not be required to give effect to any transfer of the Stock Consideration except in compliance with such restrictions.

ARTICLE IV

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof. “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

4.1            Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

4.2            No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

4.3            Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.4            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.5            SEC Reports. Buyer files annual, quarterly and current reports with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Buyer has filed all reports required to be filed by it under the Exchange Act since December 31, 2024 (the “SEC Reports”). The SEC Reports do not misrepresent a material fact, do not omit to state a material fact and do not omit any fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

Covenants

5.1            Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall: (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the generality of the foregoing, from the date hereof until the Closing, Seller shall not permit any member of the Company to take any of the following actions without the prior written consent of Buyer:

(a)            amend any of its charters, bylaws, or other organizational documents;

(b)            split, combine, reclassify or otherwise change any shares of its capital stock (or the equivalent);

(c)            issue, sell, pledge, dispose of, or encumber any of its capital stock (or equivalent), or grant any options, warrants, conversion rights or other rights to acquire any of its capital stock (or equivalent);

(d)           declare, set aside, or pay any dividends or distributions on, or in respect of, its capital stock (or equivalent), or redeem, purchase or otherwise acquire any capital stock (or equivalent);

(e)            make any change in accounting methods, principles, or practices or cash management practices;

(f)            enter into any contract;

(g)            incur, assume, or guarantee any indebtedness for borrowed money, other than unsecured current obligations and liabilities incurred in the ordinary course consistent with past practice;

(h)            transfer, sell, lease, assign, license, pledge, or otherwise dispose of any assets, or cancel or forgive any debts or claims;

(i)             transfer, assign, license, or sublicense any of Seller’s Intellectual Property or abandon, lapse, or fail to maintain any of Seller’s Intellectual Property registrations, or fail to take reasonable measures to protect trade secrets;

(j)             make any changes to its insurance coverage;

(k)            make any capital investment in, or loan or advance to, any other Person;

(l)             accelerate, terminate, materially modify, or cancel any contract;

(m)            make or authorize any capital expenditure;

(n)            create, incur, assume, or permit to exist any Encumbrance on its properties, capital stock or assets;

(o)            hire any employees or contractors, or offer any new benefit plans to any employees or contractors;

(p)            make or forgive any loans to, or enter into any transaction with, any stockholder, director, officer, or employee;

(q)            enter into any new line of business or discontinue any existing line of business;

(r)             adopt any plan of merger, consolidation, reorganization, liquidation, or dissolution, or commence or consent to any bankruptcy or insolvency proceeding;

(s)            acquire, by merger, consolidation, purchase of assets or stock, or otherwise, any business or Person or any division thereof;

(t)            (i) make, change or revoke any material tax election; (ii) change any tax accounting method or period; (iii) file any amended tax return; (iv) enter into any closing agreement; (v) settle or compromise any material tax claim; (vi) surrender any right to a tax refund; (vii) consent to any extension of the statute of limitations; (viii) enter into any tax allocation, sharing or indemnity agreement; or (ix) take any action that would materially increase the tax liability or reduce the tax assets of the Seller after the Closing; or

(u)            enter into any agreement to do the foregoing.

5.2           Public Announcements. Buyer shall issue the initial press release regarding this Agreement and the transactions contemplated hereby, and thereafter Seller and Buyer each shall use commercially reasonable efforts to consult reasonably with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party or any governmental authority (including any national securities exchange or interdealer quotation service) with respect thereto, except (a) as may be required by law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or at the request of any governmental authority. or (b) with respect to Buyer, in any periodic report filed by Buyer with the Securities and Exchange Commission (“SEC”) after the initial disclosure of this Agreement or the transactions contemplated hereby and thereby by Buyer on Form 8-K (provided, that Buyer, to the extent permitted by law, will consult with Seller on those parts of such periodic reports that relate to this Agreement and the transactions contemplated hereby to the extent such disclosure is not consistent with the scope and manner of public disclosures by the Parties related to this Agreement and the transactions contemplated hereby prior to the date such periodic reports are filed and will, in good faith, take into account Seller’s reasonable comments thereto).

5.3            Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

5.4            Transfer Taxes. Buyer shall bear and pay all transfer, documentary, sales, use, stamp, registration, value added, and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder when due. Buyer shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary).

5.5            Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

5.6            Confidentiality. The terms of the Mutual Confidential Nondisclosure and Non-Use Agreement, dated as of February 10, 2024, between Seller and Credova Financial, LLC are hereby incorporated by reference with respect to the parties thereto (including as applies to such parties’ representatives) and remains in full force and effect through the Closing Date.

5.7            Personal Information. Promptly following the Closing, Seller shall securely and permanently destroy all Personal Data in its possession.

5.8            Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII.

ARTICLE VI

Closing Conditions

6.1           Conditions and Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: No governmental entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

6.2          Conditions and Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            Other than the Fundamental Representations of Seller, the representations and warranties of Seller contained in this Agreement and the documents to be delivered hereunder are true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. The Fundamental Representations of Seller are true and correct in all respects (except for de minimis inaccuracies) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)            Seller has duly performed and complied in all material respects with all agreements and covenants required by this Agreement and the documents to be delivered hereunder to be performed or complied with by it prior to or on the Closing Date.

(c)            Seller has delivered, or cause to be delivered, to Buyer, all duly and properly executed, the following:

(i)             a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)            an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)           an assignment in the form of Exhibit C hereto (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Purchased IP (as defined herein) to Buyer;

(iv)           a lock-up agreement, in substantially the form attached hereto as Exhibit D (the “Lock-Up Agreement”), duly executed by Seller and each beneficial owner of the Stock Consideration;

(v)            an escrow agreement, in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”), duly executed by the Seller;

(vi)           copies of all consents, approvals, waivers and authorizations referred to in Section 3.2 of the Disclosure Schedules;

(vii)          a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;

(viii)         a certificate of an authorized officer of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(ix)           a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(x)            Seller shall have sold that certain portfolio of performing and non-performing loan receivables (separate from any receivables listed on Section 1.2 of the Disclosure Schedules) currently held by Seller and maintained on the Seller’s balance sheet to a bona fide third-party purchaser in an arm’s-length transaction; and

(xi)           such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

6.3           Conditions and Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            Other than the Fundamental Representations of the Buyer, the representations and warranties of the Buyer contained in this Agreement and the documents to be delivered hereunder are true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. The Fundamental Representations of the Buyer are true and correct in all respects (except for de minimis inaccuracies) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)            The Buyer has duly performed and complied in all material respects with all agreements and covenants required by this Agreement and the documents to be delivered hereunder to be performed or complied with by it prior to or on the Closing Date.

(c)            Buyer has delivered, or cause to be delivered, to Seller, all duly and properly executed (as applicable), the following:

(i)             the Stock Consideration;

(ii)            the Reimbursed Seller Liabilities by wire transfer of immediately available funds to the account of Seller or other recipient, as applicable, in each case to such account previously designated in writing by Seller to Buyer;

(iii)           the Bill of Sale, duly executed by Buyer;

(iv)           the Assignment and Assumption Agreement, duly executed by Buyer;

(v)            the Intellectual Property Assignment, duly executed by Buyer;

(vi)           a counterpart page to each Lock-Up Agreement, duly executed by Buyer;

(vii)          a counterpart page to the Escrow Agreement, duly executed by Buyer;

(viii)         a certificate of an authorized officer of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and

(ix)            a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

6.4            Post-Closing Tax Condition. Seller shall use commercially reasonable efforts to take all actions necessary to resolve, remediate, or otherwise eliminate, to the reasonable satisfaction of Buyer, all matters set forth in Section 3.11 of the Disclosure Schedules by Tuesday, March 31, 2026, including any taxes, fees, penalties, assessments and other costs associated therewith. If any matters in Section 3.11 of the Disclosure Schedules remain outstanding as of March 31, 2026, Seller shall notify Buyer in writing within five Business Days thereafter, specifying the nature and status of each unresolved matter. Seller shall continue to use commercially reasonable efforts to resolve, remediate or eliminate such outstanding matters as promptly as practicable following such notice.

ARTICLE VII

Indemnification

7.1            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein survive the Closing and remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.11, Section 4.1 and Section 4.2 (collectively, the “Fundamental Representations”) survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims survive until finally resolved.

7.2           Indemnification By Seller. Seller shall defend, indemnify, and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers, employees and representatives (collectively, “Buyer Indemnitees”) from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred or sustained by, or imposed upon, Buyer Indemnitees arising from or relating to:

(a)            any inaccuracy in or breach of any of the representations or warranties (including the Fundamental Representations) of Seller contained in this Agreement or any document to be delivered hereunder;

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c)            any Excluded Asset or Excluded Liability;

(d)            any actual or alleged non-compliance by Seller or its business, prior to the Closing Date, with any applicable law, including any failure to obtain, maintain, or comply with any required Permits, licenses, or authorizations;

(e)            any failure of the assets, as of the Closing Date, to perform in the manner represented in the CIM or as reasonably necessary to operate in the ordinary course of business; or

(f)            any unauthorized, improper, prohibited, or unapproved access to, disclosure of, or use of any Personal Data collected, processed, stored, or transmitted by or on behalf of (a) the Seller at any time or (b) the Technology prior to the Closing, whether such access was due to negligence, willful misconduct, or any other cause, including the actions of third parties whether foreseen or unforeseen.

7.3           Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers, employees and representatives (collectively, the “Seller Indemnitees”) from and against all Losses, incurred or sustained by, or imposed upon, Seller Indemnitees, arising from or relating to:

(a)            any inaccuracy in or breach of any of the representations or warranties (including the Fundamental Representations) of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c)            any Assumed Liability (except for any excess amounts payable at Closing in connection with the Reimbursed Seller Liabilities).

7.4           Holdback. The indemnification provided for in this ARTICLE VII is subject to the following:

(a)            The parties shall cause, by providing joint written instructions under the Escrow Agreement, the Holdback Consideration, less any amounts that have been released to compensate any Seller Indemnitees for Losses as provided in this ARTICLE VII, to be issued or released, as applicable, in the amounts and on the dates as set forth in this Section 7.4, to Seller within 10 Business Days following date that is 18 months from the Closing Date; (the “Holdback Release Date”); provided, that any portion of the Holdback Consideration that is necessary to satisfy any pending claims (including Direct Claims and Third-Party Claims) specified in a written notice delivered to Seller prior to 11:59 p.m., Eastern Time on the applicable Holdback Release Date will not be payable to Sellers hereunder until final resolution of all such claims, at which time the amount of the Holdback Consideration, as applicable, held back to satisfy such pending claims, to the extent not released to compensate any Seller Indemnitees for Losses as provided in this ARTICLE VII will be issued and/or released to Seller (or its designees) pursuant to Section 1.6 with the value of any Holdback Consideration being the Closing Price Per Share.

(b)            The Parties hereby acknowledge and agree that the issuance or release of any remaining Holdback Consideration, as applicable, available for issuance to Seller (or its designees) pursuant to Section 1.6 on the Holdback Release Date will not be deemed to modify the obligations of Seller with respect to indemnification or the survival of representations, warranties, covenants, obligations or agreements or any related right to indemnification, nor will the Holdback Consideration, or the Seller Indemnitees’ rights to make claims against the Holdback Consideration, serve as a cap on or the sole source of funds to satisfy the indemnification obligations of Seller or otherwise limit the Seller Indemnitees’ remedies hereunder.

7.5           Limits on Indemnification. The indemnification provided for in Section 7.2 and Section 7.3 are subject to the following limitations:

(a)            The aggregate amount of all losses for which Seller is liable pursuant to Section 7.2(a) will not exceed the Purchase Price (the “Cap”). Notwithstanding the foregoing, the limitations set forth in this Section 7.4(a) do not apply to losses arising out of or resulting from fraud.

(b)            The aggregate amount of all losses for which Buyer is liable pursuant to Section 7.3(a) will not exceed the Cap, provided, Stock Consideration will be valued at the Closing Price Per Share for purposes of this ARTICLE VII. Notwithstanding the foregoing, the limitations set forth in this Section 7.4(b) will not apply to losses arising out of or resulting from fraud.

(c)            Notwithstanding the foregoing, the limitations set forth in Section 7.4(a) and Section 7.4(b) will not apply to losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations.

(d)            For purposes of this ARTICLE VIII (including for purposes of determining (i) the existence of any inaccuracy in, or breach of, any representation or warranty and (ii) for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty will be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.6           Indemnification Procedures. The party making a potential claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such potential claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”:

(a)            If any Indemnified Party receives notice of the assertion or commencement of any Action or any other matter which such Indemnified Party has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement, made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.6) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. In the event the Indemnifying Party is obligated to indemnify the Indemnified Party with respect to any Losses, including reasonable attorneys’ fees and expenses incurred in connection with any Third-Party Claim or Direct Claim, the Indemnifying Party shall, upon request and subject to the Indemnified Party’s written undertaking to repay any amounts ultimately determined not to be indemnifiable, promptly advance to the Indemnified Party such amounts as are reasonably necessary to cover such fees and expenses as they are incurred. Any such advancement shall not be deemed to prejudice the Indemnifying Party’s right to contest the underlying claim or obligation to indemnify.

(b)            Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)            Any Action by an Indemnified Party (or any other matter which such Indemnified Party has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement) on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.7           Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement will be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

7.8           Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

7.9           Cumulative Remedies. The rights and remedies provided in this ARTICLE VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII

Termination

8.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of Seller and Buyer;

(b)            by either Seller or Buyer, upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or before December 8, 2025 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

(c)            by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement or the documents to be delivered hereunder, and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Seller within ten days of Sellers receipt of written notice of such breach from Buyer;

(d)            by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement or the documents to be delivered hereunder, and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyers receipt of written notice of such breach from Seller; or

(e)            by Buyer or Seller if: (i) there is any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any governmental entity shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

8.2            Effect of Termination. If this Agreement is terminated under this ARTICLE VIII, this Agreement forthwith becomes void and there is no liability on the part of any Party hereto except:

(a)            that the obligations set forth in this ARTICLE VIII and ARTICLE IX hereof survive termination; and

(b)            that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

ARTICLE IX

Miscellaneous

9.1            Expenses. Except as is set forth herein, in connection with this Agreement and the transactions contemplated each Party hereto shall pay their own costs and expenses; provided, however, that if the transactions contemplated under this Agreement are not consummated for any reason, Buyer will reimburse Seller for reasonable legal costs actually incurred by Seller prior to the Letter of Interest, dated March 31, 2025, by and between Buyer and Seller, being terminated associated with the preparation and negotiation of this Agreement in an amount not to exceed $50,000.00.

9.2            Notices. The Parties shall give all notices, requests, consents, claims, demands, waivers and other communications hereunder in writing and such communication will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as is specified in a notice given in accordance with this Section 9.2):

If to Seller:	Tandym, Inc. 415 N. Adams St. Hinsdale, IL 60521 Attn: [Redacted] Email: [Redacted]
with a copy to:	Troutman Pepper Locke LLP Attn: [Redacted] Two California Plaza 350 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 Email: [Redacted]
If to Buyer:	PSQ Holdings, Inc. 313 Datura Street, Suite 200 West Palm Beach, FL 33401 Attn: Legal Department E-mail: [Redacted]
with a copy to:	Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 Attn: [Redacted]; [Redacted] Telephone No.: [Redacted] Email: [Redacted]; [Redacted]

9.3            Headings. The article and section headings in this Agreement are for solely reference only and do not in any way affect the meaning or interpretation of this Agreement.

9.4            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.5            Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

9.6            Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties hereto, which consent will not be unreasonably withheld, conditioned, or delayed; provided, that Buyer may assign its rights and obligations hereunder to any of its affiliates or to a third party in connection with a transfer of assets or a change in control of Buyer, without the prior written consent of the other Parties, provided that Buyer remains responsible for the performance of its obligations under this Agreement. No assignment relieves the assigning party of any of its obligations hereunder.

9.7            No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or confers upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8            Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

9.9            Waiver. No waiver by any party of any of the provisions hereof is effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party operates or is intended to be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement operates or is intended to be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

9.10          Governing Law. This Agreement is governed by and is intended to be construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

9.11          Submission to Exclusive Jurisdiction. The Parties must institute any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby exclusively in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington and county of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and to appellate courts having jurisdiction of appeals from any of the foregoing.

9.12          Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13          Specific Performance. Seller acknowledges and agrees that Buyer would be irreparably harmed and that monetary damages would not be an adequate remedy in the event of any breach or threatened breach by Seller of its obligations under this Agreement, including, without limitation, Seller’s obligation to consummate the transactions contemplated hereby. The parties further agree that the unique nature of the transaction and the benefits expected to be derived by Buyer cannot be adequately quantified in monetary terms. Accordingly, Buyer shall be entitled to seek specific performance, injunctive relief, or other equitable remedies to enforce Seller’s obligations under this Agreement, including to compel consummation of the transactions contemplated hereby, without the necessity of proving actual damages or posting any bond or other security, unless otherwise required by law. Seller further agrees not to oppose the granting of such equitable relief on the basis that Buyer has an adequate remedy at law or that such relief is unavailable.

9.14          Interpretation. In this Agreement, unless the context otherwise requires: (a) any pronoun used includes the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity; (c) “including” and its correlatives mean, in each case, including without limiting the generality of any description preceding or succeeding such term and are deemed in each case to be followed by the words “without limitation”; (d) the words “herein,” “hereto,” and “hereby” and other words of similar import are deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (e) the word “if” and other words of similar import when used herein are deemed in each case to be followed by the phrase “and only if”; (f) the term “or” means “and/or”; (g) any agreement, instrument, insurance policy, law or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, law or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (h) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (i) the term “Dollars” or “$” means United States dollars.

9.15          Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:

TANDYM, INC.

By:	/s/Jennifer Glaspie-Lundstrom
Name: Jennifer Glaspie-Lundstrom
Title: Chief Executive Officer

BUYER:

PSQ HOLDINGS, INC.

By:	/s/ Michael Seifert
Name: Michael Seifert
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]